Exhibit 4.6

AMENDMENT TO FOUNDER REINVESTMENT AGREEMENT

This AMENDMENT TO FOUNDER REINVESTMENT AGREEMENT, dated as of December 17, 2019 (this “Amendment Agreement”) is made and entered into by and among:

(a)           NEW FRONTIER CORPORATION, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“NFC”); and

(b)           ROBERTA LIPSON, an individual acting in her personal capacity and as trustee for each of the Founder Trusts (defined below) (the “Founder”); and

(c)           BENJAMIN LIPSON PLAFKER TRUST, DANIEL LIPSON PLAFKER TRUST, JOHNATHAN LIPSON PLAFKER TRUST and ARIEL BENJAMIN LEE TRUST (the “Founder Trusts” and, collectively with the Founder, the “Founder Parties”).

NFC and the Founder Parties are sometimes individually referred to in this Amendment Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Original Agreement (as such term is defined below). Article VI (Miscellaneous) of the Original Agreement shall apply, mutatis mutandis, to this Amendment Agreement.

RECITALS

WHEREAS, reference is made to the Founder Reinvestment Agreement, by and among the Parties, dated as of July 30, 2019 (the “Original Agreement” and, as amended hereby, the “Agreement”); and

WHEREAS, the Parties desire to enter into this Amendment Agreement to amend certain provisions of the Original Agreement in order to provide for the rollover of the Founder’s outstanding Partnership Options.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

2

ARTICLE I
AMENDMENT

Section 1.1           Amendments to the Original Agreement.

(a)          Section 1.1 of the Original Agreement is hereby deleted and replaced in its entirety by the following:

“Section 1.1 Exercise of Equity Awards. Upon the Closing, (i) all of the issued and outstanding Partnership RSUs then held by the Founder (being 400,000 Partnership RSUs) in LP Interests shall be settled in accordance with the terms and conditions of the Partnership Equity Incentive Plan and the award agreements for the Founder thereunder in effect as of the time of such settlement, and (ii) all of the issued and outstanding Partnership Options then held by the Founder (being 650,000 Partnership Options) shall be converted into a number of vested NFC Options in accordance with Section 2.7(b) of the Transaction Agreement, provided that such NFC Options may only be exercised on a “net exercise” or “cashless” basis (the “Rollover NFC Options”).

(b)          Section 1.2 of the Original Agreement is hereby deleted and replaced in its entirety by the following:

“Section 1.2 Cancellation of LP Interests. Upon the Closing, all of the LP Interests received by the Founder upon settlement of the Partnership RSUs in accordance with Section 1.1 shall be cancelled in consideration of the right of the Founder to receive from NFC, as soon as practicable after the Closing, an aggregate amount equal to the number of the LP Interests so cancelled multiplied by the Purchase Price Per LP Interest (i.e. US$50.4928), on the terms and subject to the conditions hereof.”

(c)          Section 2.4(b) of the Original Agreement is hereby deleted and replaced in its entirety by the following:

“(b) Each of the Founder Parties (a “Holder”) undertakes to NFC that, without prejudice to any other restrictions on Transfer that may be applicable under relevant securities Laws or as may be agreed between NFC or any Group Company and such Holder, but subject to Section 2.4(c), (i) such Holder may not, at any time prior to the date falling six (6) months after the Closing, Transfer any of the NFC Shares or Rollover NFC Options acquired by it hereunder or any NFC Shares issued pursuant to any exercise of the Rollover NFC Options, and (ii) such Holder’s beneficial ownership of NFC Shares shall not, at any time prior to the first anniversary of the Closing, fall below 90% of such Holder’s beneficial ownership as of immediately after the Closing. For purposes of calculating beneficial ownership in this Section 2.4(b), a Holder shall be deemed to own all of the NFC Shares held by such Holder and 52.47% of the number of NFC Shares underlying the Rollover NFC Options (if any) held by such Holder.”

Section 1.2           No Other Changes. Other than as set forth in Section 1.1 above, there are no further changes or amendments to the Original Agreement, which otherwise remains in full force and effect as the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

NEW FRONTIER CORPORATION

By:	/s/ Carl Wu
Name: Carl Wu
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

Founder

By:	/s/ Roberta Lipson
Name: Roberta Lipson

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

The Benjamin lipson plafker trust acting by roberta lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

The daniel lipson plafker trust acting by roberta lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

The jonathan lipson plafker trust acting by roberta lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first written above.

The ariel benjamin lee trust acting by roberta lipson, its trustee

By:	/s/ Roberta Lipson
Name: Roberta Lipson